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                           CERTIFICATE OF AMENDMENT
                                      OF
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                XYVISION, INC.
                    PURSUANT TO SECTION 242 OF THE GENERAL
                   CORPORATION LAW OF THE STATE OF DELAWARE

   XYVISION, INC. (hereinafter called the "Corporation"), a corporation existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

   By unanimous written action, the Board of Directors of the Corporation, the Board of Directors duly adopted resolutions pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved, pursuant to said Section 242, said proposed amendment at the Annual Meeting of Stockholders held on September 22, 1994. The amendment to the Restated Certificate of Incorporation is as follows:

   The first paragraph of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted and the following first paragraph of Article IV inserted in lieu thereof:

   "The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-three million (23,000,000). All such shares are to have par value and are classified as follows: three million (3,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and twenty million (20,000,000) shares of Common Stock, par value $.03 per share ("Common Stock")."

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be Daniel M. Clarke, its President and attested by Eugene P. Seneta, its Secretary, this 22nd day of September, 1994.

   XYVISION, INC.
By: /s/ Daniel M. Clarke
Daniel M. Clarke
President
ATTEST:
By: /s/ Eugene P. Seneta
Eugene P. Seneta
Secretary

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